Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES PRESENTATION AT THE 2013

CELL & GENE THERAPY FORUM

New Insights and Discoveries Support Clinical Advancement of Company’s

Generx® Angiogenic Therapy for Coronary Artery Disease

SAN DIEGO, CA – January 29, 2013 – Cardium Therapeutics (NYSE MKT: CXM) today announced a presentation at the 2013 Phacilitate Annual Cell & Gene Therapy Forum in Washington, DC. The Company’s presentation, “Optimizing Phase III Trial Design for Generx® (Ad5FGF-4)” by Cardium’s Chief Scientific Officer, Gabor M. Rubanyi, M.D., Ph.D. outlined the current scientific knowledge about the mechanistic basis of adaptive coronary collateral growth, the biological processes to be targeted by therapeutic angiogenesis, and discussed the lessons learned during the past decade of the Company’s Generx clinical development program. The presentation is available for viewing at http://www.cardiumthx.com/generx.html.

“The presentation yesterday reviewed new techniques that have been implemented to optimize our international Phase 3 ASPIRE clinical study for the Company’s Generx® (Ad5FGF-4) DNA-based angiogenic growth factor drug candidate, including: (1) diagnostic identification of patients likely to be more responsive to angiogenic therapy; (2) new balloon catheter-based delivery methods designed to boost adenovector gene delivery and enhance angiogenic growth factor efficiency; and (3) selection of relevant clinical endpoints which may be useful in future clinical studies and help advance the field of therapeutic angiogenesis,” stated Christopher J. Reinhard, Cardium’s Chairman and CEO.

Generx is an interventional cardiology-focused product candidate that is being developed to offer a one-time, non-surgical option for the treatment of a medical condition termed cardiac microvascular insufficiency (CMI) in patients with myocardial ischemia and symptomatic chronic stable angina pectoris due to coronary artery disease. Patients with CMI have had an insufficient angiogenic response to their current disease state and may benefit from a biological therapy that enhances cardiac perfusion through the facilitation of collateral vessel formation. Currently, patient inclusion in the ASPIRE study requires evidence of stress induced reversible myocardial ischemia as measured by SPECT imaging. The goal of the Company’s Generx product candidate is to improve blood flow to the heart muscle by promoting and enhancing cardiac perfusion through the enlargement of pre-existing collateral arterioles (arteriogenesis) and the formation of new capillary vessels (angiogenesis). Various catheter-based imaging diagnostics including fractional flow reserve and washout collaterometry could enhance the clinical adoption of this non-surgical therapeutic angiogenesis approach following initial registration.

Cardium’s extensive preclinical and clinical studies have been instrumental in identifying cardiac ischemia as a key facilitator of non-surgical DNA-based angiogenic therapy. Improved adenovector administration methods combine non-surgical, percutaneous balloon catheter-based delivery to transiently induce ischemia together with the use of nitroglycerin to enhance vector uptake. By increasing cell transfection efficiency and reaching both the peri-ischemic regions and pre-existing collaterals in the heart, this modified approach offers the potential to effectively simulate both angiogenesis and arteriogenesis to bring about improved blood flow. Cardium’s new delivery techniques are also designed to provide uniform Generx uptake, to reduce response variability and to allow for the potential treatment of patients with a broader range of associated coronary artery disease.

Cardium has modified the primary endpoint of the ASPIRE clinical study from the traditional measure of improvement in treadmill exercise time (ETT) to a more objective efficacy endpoint of reduction in reversible perfusion deficit based on SPECT myocardial perfusion imaging. Similar to mechanical/surgical cardiac revascularization approaches, the goal of Generx treatment is to improve myocardial perfusion (blood flow). SPECT myocardial perfusion imaging can be used to quantitatively evaluate Generx’s effectiveness by measuring improved myocardial blood flow under stress, a key prognostic indicator that is associated with the regenerative process of new collateral vessel formation in and around the regions of ischemia. While walking time during ETT has been a traditional efficacy measure of anti-anginal drugs, it is based on a subjective assessment of chest pain (angina pectoris), does not directly measure improvements in cardiac blood flow, and can be affected by other variables. Positive results from the prior Phase 2a clinical study (Grines et al., J Am Coll Cardiol 2003; 42:1339-47) showed that Generx improved myocardial blood flow in the ischemic region of the hearts of patients following a single intracoronary infusion as measured by the objective efficacy endpoint of SPECT imaging. The observed treatment effect for patients receiving Generx was similar in magnitude to that reported in the literature for patients undergoing angioplasty/stent or revascularization procedures with reversible perfusion defects of comparable size at one year following these procedures.

ASPIRE Study

The ASPIRE study is a 100-patient, randomized and controlled multi-center study currently enrolling patients at up to eight leading cardiology centers in the Russian Federation. The ASPIRE study is designed to further evaluate the safety and effectiveness of Cardium’s Generx DNA-based angiogenic product candidate, which has already been tested in clinical studies involving 650 patients at more than one hundred medical centers in the U.S., Europe and elsewhere. The efficacy of Generx is being quantitatively assessed using rest and stress SPECT (Single-Photon Emission Computed Tomography) myocardial imaging to measure improvements in microvascular cardiac perfusion following a one-time, non-surgical, catheter-based administration of Generx. The Cedars-Sinai Medical Center Nuclear Cardiology Core Laboratory in Los Angeles, California, is the central core lab for the study and is responsible for the analysis of SPECT myocardial imaging data electronically transmitted from the Russian medical centers participating in the ASPIRE study. The Russian Health Authority has assigned Generx the therapeutic drug trade name of Cardionovo™ for marketing and sales in Russia.

An independent long-term prospective study published in Circulation (Meier et al, Circ. 2007; 116:975-983) provided key evidence indicating that men and women with more recruitable collateral circulation have a better chance of surviving a heart attack than patients who have less developed collateral circulation. This important study quantitatively evaluated coronary collateral blood flow in 845 patients with coronary artery disease during a 10-year follow-up period and showed that long-term cardiac mortality was approximately 66% lower in patients with a well-developed coronary collateral network (p=0.019). For the first time, this study showed the importance of collateral circulation beyond simply the relief of angina and provided further support of the potential for long term benefits from angiogenic therapy.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s newly-acquired To Go Brands® nutraceutical business. The Company’s lead commercial product, Excellagen® topical gel for wound care management, has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. To Go Brands® develops, markets and sells dietary supplements through established regional and national retailers. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that imaging endpoints will be accepted as a basis for product approval or that diagnostic information such as fractional flow reserve or collaterometry will lead to enhanced adoption of therepeutic angiogenesis; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that our To Go Brands business can be successfully integrated and expanded; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; or that we will not be adversely affected by these or other risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics®, Generx®, Cardionovo®, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen®, Excellarate™, Osteorate™, MedPodium®, Appexium®, Linée®, Alena®, Cerex®, D-Sorb™, Neo-Energy®, Neo-Carb Bloc®, Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company. To Go Brands® is a trademark of To Go Brands, Inc.

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